UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 9, 2006

GLOBAL IMAGING SYSTEMS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-24373	59-3247752
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3820 Northdale Blvd., Suite 200A, Tampa, FL 33624

(Address of principal executive offices - zip code)

(813) 960-5508

(Registrant’s telephone number, including area code)

Not applicable

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01 Entry Into a Material Definitive Agreement.

Item 1.01(a). The Board of Directors of Global Imaging Systems, Inc. (the “Company”) approved the Company’s 2004 Omnibus Long-Term Incentive Plan (the “Plan”) on June 22, 2004. The Company’s shareholders approved the plan on August 16, 2004.

On June 30, 2005, the Compensation Committee (the “Committee”) of the Board of Directors set the performance goals under which annual incentive cash bonuses may be paid to the Company’s officers, including covered executive officers, for corporate and individual performance during fiscal year 2006 pursuant to the Plan. The Committee established corporate targets based on fiscal year 2006 earnings per share, fiscal year 2006 EBITDA, and other corporate objectives.

On May 9, 2006, the Committee, based on the attainment of the pre-established performance goals, authorized the payment of annual incentive cash bonuses to certain officers of the Company, including covered executive officers. Additionally, the Committee authorized adjustments to the annual base salaries to be paid to the Company’s officers, including the covered executive officers, during fiscal year 2007.

The following table sets forth the annual incentive cash bonus awarded to each covered executive officer for fiscal year 2006 and the annual base salary to be paid to each covered executive officer during fiscal year 2007:

Name and Principal Position	FY 2007 Salary	FY 2006 Bonus

Thomas S. Johnson Chairman and Chief Executive Officer	$617,000.00	$822,970.00

Michael E. Shea President and Chief Operating Officer	$440,000.00	$406,614.00

Peter W. Shoemaker Executive Vice President – Strategy and Operations	$400,000.00	$396,975.00

Raymond Schilling Executive Vice President and Chief Financial Officer	$370,000.00	$367,517.00

Paul A. Schulman Senior Vice President Business Development	$300,000.00	$294,141.00

The Committee also awarded 10,000 shares of restricted stock to Michael E. Shea. The restricted stock vests as follows: 2,500 shares April 1, 2007, 2,500 shares April 1, 2008, 2,500 shares April 1, 2009 and 2,500 shares April 1, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 12, 2006	GLOBAL IMAGING SYSTEMS, INC.

	By:	/s/ Lawrence Paine
Lawrence Paine
Vice President and General Counsel